Exhibit 99.1
For Immediate Release

Imperial Executes Conditional Settlement in Bank Lawsuit

Evansville, IN, …. December 11, 2012  (OTCQX Symbol….IPMN) Imperial Petroleum, Inc. (“Imperial” or the “Company”) announced today that it has executed, a conditional Settlement Agreement with the senior lenders for the Company’s wholly-owned subsidiary, e-Biofuels, in regards to the lender’s lawsuit against the Company. Under the lawsuit the lenders had sought to enforce, among other things, the Company’s guarantee of e-Biofuels’ senior debt in the approximate amount of $7.5 million plus accrued interest of approximately $0.5 million. Under the terms of the Settlement Agreement, the Company will cooperate in the sale of the assets of e-Biofuels by the lender and subject to the completion of that sale, the lender and the Company will stipulate to a Judgment in the amount of $1.0 million with a covenant by the lender not to execute prior to December 31, 2015.

Jeffrey Wilson, President of the Company, said,  “Although the Settlement Agreement is conditional upon the sale of the e-Biofuels assets by the lender, a Letter of Intent has been negotiated by the lender with a third party and should proceed to a closing soon. The net result to the Company, upon closing, will be a reduction of approximately $7.0 million in liabilities related to our guarantee of the debt of e-Biofuels and the dismissal of the lender’s lawsuit against the Company. The delay in execution of the Judgment of $1.0 million until December 31, 2015 is designed to provide the Company with ample time to establish cash flow from its oil sand recovery business in order to pay the judgment.”

Forward Looking Statement
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT:          Imperial Petroleum, Inc.
Jeffrey T. Wilson, 812-867-1433 or 812-431-8912
email: jtwilsonx1@aol.com

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